EXECUTION VERSION ADVERSE DEVELOPMENT COVER AGREEMENT by and between MAIDEN RElNSURANCE LTD. and CAVELLO BAY REINS URANCE LIMITED Effective as of J anuary I, 201 9

ADVERSE DEVELOPMENT COVER AGREEMENT

This ADVERSE DEVELOPMENT COVER AGREEMENT, dated as of July 31, 2019 and effective as of January 1, 2019 (this "Agreement"), is made by and between Maiden Reinsurance Ltd., a Bermuda insurance company ("Maiden Re"), and Cavello Bay Reinsurance Limited, a Bermuda insurance company (the "Retrocessionaire"). Capitalized terms used but not otherwise defined herein have the respective meaning set forth in Section 1.1.

RECITALS

WHEREAS, certain insurance companies owned directly or indirectly by AmTrust Financial Services, Inc., a Delaware corporation ("AmTrust"), (collectively, the "Original Cedents" and each, an "Original Cedent"), have issued the Reinsured Policies constituting the Underlying Business;

WHEREAS, the Original Cedents have ceded a quota share portion of the liabilities arising under the Reinsured Policies to AmTrust International Insurance, Ltd. ("AII");

WHEREAS, Maiden Re has entered into the Existing Quota Share Agreement, whereby AII ceded and Maiden Re assumed, among other liabilities, the Covered Losses;

WHEREAS, Maiden Holdings, Ltd., a Bermuda company ("Maiden"), Maiden Re, and Enstar Group Limited, a Bermuda company ("Enstar"), entered into a Master Agreement on March 1, 2019 (the "Master Agreement") pursuant to which the parties agreed to enter into this Agreement on the Closing Date;

WHEREAS, pursuant to this Agreement, Maiden Re will retrocede, and the Retrocessionaire will assume, one hundred percent (100%) of the liability of Maiden Re, as reinsurer, for Covered Losses under the Existing Quota Share Agreement in excess of the Retention and up to the Aggregate Limit, subject to the terms and conditions hereof;

WHEREAS, as of the date hereof AII and Maiden Re have entered into that certain Post-Termination Endorsement No. 1 ("Post-Termination Endorsement No. 1") to the Existing Quota Share Agreement pursuant to which, among other things, AII shall be responsible, and the Maiden Re shall not indemnify AII, for certain losses that would otherwise be recoverable from Maiden Re thereunder;

WHEREAS, one of the Original Cedents, Technology Insurance Company, Inc. ("Technology"), is willing to release certain funds held in a trust account for the benefit of the Original Cedents, to the Retrocessionaire to fund the Retrocession Premium hereunder in exchange for the Retrocessionaire posting alternative collateral related to the Subject Business;

WHEREAS, such alternative collateral will be posted pursuant to a Master Collateral Agreement entered into on the date hereof by and among Maiden Re, the Retrocessionaire, AII and Technology (the "Master Collateral Agreement"); and

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WHEREAS, pursuant to the Master Collateral Agreement, the Retrocessionaire will establish certain collateral on behalf of Maiden Re for the benefit of Technology in suppo11 of the Covered Losses reinsured under th is Agreement. NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in th is Agreement, Maiden Re and the Retrocessionaire (each individually, a "Pa1ty" and collectively, the "Pa1tics") hereby agree as follows: ARTICLE I DEFINITIONS 1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below: "Administrative Triggering Event" means the occurrence of any of the following events: (i) the appointment of a conservator, liquidator, receiver or statutory successor of Maiden Re; (i i) the direct or indirect acquisition by any Person or group of Persons acting in concert of 50% or more of the outstanding common shares of Maiden or Maiden Re other than Barry D. Zyskind, George Karfunkel or Leah Karfunkel, or their respective Affiliates, acting alone or in conce11 with each other or other Persons; (i ii) the approval by the shareholders of Maiden or Maiden Re of(A) a reorganization, merger or consolidation by reason of which persons were the shareholders of either such company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting shares, or (B) the sale transfer, lease or other disposition of all or substantially all of the assets of either of such companies, in each case, other than a transaction in which Barry D. Zyskind, George Karfunkel or Leah Karfunkel, or their respective Affiliates, acting alone or in concert with eacb other or other Persons acquire ownership and control of such voting shares or assets; (iv) the direct or indirect acquisition of20% or more of the outstanding common shares or voting power of Maiden or Maiden Re or 20% or more of the assets of either of such companies by a Run-Off Company, except in connection with a transaction in wl1ich Enstar Group Limited (or an Affiliate thereof) acquires ownership and control of common shares or voting shares of Maiden or Maiden Re. A "Run-Off Company" means (i) any Person that derives the majority of its earnings from the run-off of legacy li abilities acquired from or managed for third parties and (ii) the Persons listed as "Run-Off Companies" (or any of their respective Affiliates) in that certain letter delivered by the Retrocessionaire to Maiden Re on the date hereof and in connection with the execution and delivery of this Agreement; 2

(v) the Amount of Collateral posted by the Retrocessionaire under the Master Collateral Agreement either exceeds (Y) $498,000,000 in any calendar qua1ter or (Z) $445,000,000 for a period of three consecutive calendar quarters; or (vi) the Retrocessionaire has paid Maiden Re or any Original Cedent for any Ultimate Net Loss under this Agreement. "Affiliate" means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such fi rst Person, where "control," including the terms "controll ing," "controlled by" and "under common control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securi ties, by contract or otherwise. "Aggregate Limit" means $600,000,000. "Agreement" has the meaning set forth in the Preamble. "All" has the meaning set forth in the Recitals. "Amount of Collateral" has the meaning set forth in the Master Collateral Agreement. "Am Trust" has the meaning set forth in the Recitals. "Applicable Law" means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rule-s or regulations, in each case applicable to any Party, and any Order applicable to any Party. "Books and Records" means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of Maiden, Maiden Re or their respective Affiliates to the extent relating to the Underlying Business, including (i) administrati ve records, (i i) claim records, (i ii) policy fi les, (iv) sales records, (v) files and records relating to Applicable Law, (vi) underwriting records and (vii) accounting records, but excluding (a) Tax Returns, (b) files, records, data and information with respect to employees, (c) records, data and information with respect to any employee benefit plan, (d) any materials or other information the disclosure or transfer of which would violate Applicable Law and (e) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by the Master Agreement. "Business Day" means any day other than a Saturday, Sunday or a day on wh ich commercial banks in New York City or Bermuda are required or authorized by law to be closed. 3

"Claims" means any monetary demand, suit, occurrence or loss, actual or alleged, arising out of or in connection with the Reinsured Policies. "Closing Date" has the meaning set forth in the Master Agreement. "Closing Statement" has the meaning set forth in the Master Agreement. "Commutation Agreement" means that certain Commutation and Release Agreement by and between All and Maiden Re entered into on the date hereof. "Commuted Covered Losses" means all losses and related amounts under the Existing Quota Share Agreement that are commuted under the Commutation Agreement, as and when such losses are paid or settled by All or its Affiliates, provided that such losses and other related amounts shall not exceed $312,785,677. "Covered Losses" means those Claims payable by Maiden Re after the Effective T ime under the Existing Quota Share Agreement with respect to the Underlying Business, including all amounts payable in respect of allocated loss adj ustment expenses, excess of policy limit payments and extra contractual obligations, but limited to those Claims incurred (whether or not reported) on or before December 3 1, 2018. For the avoidance of doubt, Covered Losses shall not include (i) any Claims under the Existing Quota Share Agreement incurred afler December 31, 2018, (ii) any Excluded Liabilities and (iii) Other Commuted Covered Losses. "Damages" has the meaning set forth in Section 11.1. "Effective Date" means January I, 2019. "Effective Time" means 12:01 a.m. Eastern time on the Effective Date. "Enstar" has the meaning set forth in the Recitals. "Excluded Liabi lities" has the meaning set forth in Section 2.5(d). "Existing Quota Share Agreement" means that certain Amended and Restated Quota Share Reinsurance Agreement between All and Maiden Re dated as of July 1, 2007, as amended. "Governmental Authority" means any government, political subdivision, cou11, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous. "Maiden" has the meaning set forth in the Recitals. "Maiden Re" has the meaning set forth in the Preamble. 4

"Master Agreement" has the meaning set forth in the Recitals. "Master Collateral Agreement" has the meaning set forth in the Recitals. "Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. "Original Cedents" has the meaning set forth in the Recitals. "Other Commuted Covered Losses" means (i) all losses and related amounts paid or settled by Maiden Re with respect to the Commuted Business (as defined in the Commutation Agreement) from January I, 2019 through the date hereof, wh ich shall not exceed $17,895,838 in the aggregate, less (ii) any recoverables under third party reinsurance agreements ( other than this A1:,1Teement) with respect to such losses and related amounts, whether actually collected or not, by or on behalf of Maiden Re and any other recoverie-s actually collected with respect to such losses and related amounts by or on behalf of Maiden Re, in each case, to the extent such recoverables and recoveries are not taken into account in determining the amount described in the foregoing clause (i). "Party" or "Parties" has the meaning set forth in the Recitals. "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust. unincorporated organization, Governmental Authority or other entity. "Post-Termination Endorsement No. I" has the meaning set forth in the Recita ls. "Oua1ierly Report" has the meaning set forth in Section 4.2(a). "Recoverables" has the meaning set forth in Section 9.2. "Reinsured Policies" means each "Underlying Reinsurance Agreement" as such term is defined in the Existing Quota Share Agreement. "Representative" means, with respect to any Person, an employee, attorney or consultant of such Person or an Affiliate of such Person. "Retention" means $2,178,535,000. "Retrocession Premium" means $445,000,000. "Retrocession Premium Interest Amount" means the amount resulting from applying the credited interest rate, compounded monthly, of2.64% per annum from January I, 2019 through the Closing Date to the Retrocession Premium. "Retrocessionaire" has the meaning set forth in the Preamble. 5

"Subject Business" means the Underlying Business, but only with respect to liabilities in excess of the Retention and up to the Aggregate Limit. "Tax" means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, rea l property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, incl uding any interest, penalty or addition thereto. "Tax Return" means any report, e.stimate, extension request, information statement, claim for refund, or return re lating to, or required to be liled in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof. "Technology" has the meaning set fo rth in the Recitals. "Third Party Reinsurance Agreements" means ceded reinsurance related to the Underlying Business other than the Existing Quota Share Agreement and this Agreement. "Third Party Reinsurance Recoverables" means recoveries under Thi rd Party Reinsurance Agreements with respect to the Underlying Business, whether actually collected or not, by or on behalf of Maiden Re. "Transaction Agreements" means th is Agreement, the Master Agreement, the Existing Quota Share Agreement, the Master Collateral Agreement and any Letters of Credit (as defined in the Master Collateral A1:,rreement). "Transfer Taxes" means any and all sales, use, value added, stamp, documenta1y, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by the Master Agreement. "Ultimate Net Loss" means (i) Covered Losses actuall y paid by or on behalf of Maiden Re, plus (i i) Commuted Covered Losses paid or settled by A!I or its Affi liates, plus (iii) Other Commuted Covered Losses, less (iv) Recoverables actually collected with respect to Covered Losses by or on behalf of Maiden Re, less (v) Third Party Reinsurance Recoverables with respect to Covered Losses. "Underl ying Business" means "Covered Business" as such tenn is defi ned in the Existing Quota Share Agreement. 6

ARTICLE II

REINSURANCE CEDED

2.1 Reinsurance Coverage. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Retrocessionaire shall pay, on the terms and subject to the conditions and limitations set forth in this Agreement, Maiden Re for Ultimate Net Loss in excess of the Retention up to the Aggregate Limit. For the avoidance of doubt, (i) certain of the reserves ceded to Maiden Re under the Existing Quota Share Agreement are retroceded to the Retrocessionaire under this Agreement and (ii) in no event shall the Retrocessionaire be required to make aggregate payments under this Agreement in respect of Ultimate Net Loss in excess of the Aggregate Limit. Maiden Re and the Retrocessionaire acknowledge that, pursuant to Post-Termination Endorsement No. 1, AII shall be responsible, and Maiden Re shall not indemnify AII, for all Ultimate Net Loss (as defined in the Existing Quota Share Agreement) amounts within the loss corridor established pursuant to Section 1 of Post-Termination Endorsement No. 1 and that such losses shall not be payable or reinsured by the Retrocessionaire under this Agreement.

2.2 Follow the Fortunes. Except as expressly set forth in Section 2.5, the Retrocessionaire's liability under this Agreement for Covered Losses shall attach simultaneously with that of Maiden Re, and all reinsurance with respect to which the Retrocessionaire shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and good faith waivers and to the same modifications, commutations, alterations and cancellations as the respective Existing Quota Share Agreement to which liability under this Agreement attaches. The Retrocessionaire shall, in each and every case to which liability under this Agreement attaches, follow the fortunes and settlements of Maiden Re, and the Retrocessionaire shall be bound, without limitation, by all payments and settlements entered into by or on behalf of Maiden Re, subject to the terms, conditions and provisions set forth herein.

2.3 Contract Changes. Pursuant to the terms and conditions set forth in this Agreement, the Retrocessionaire shall reinsure any Covered Losses resulting from any changes in the terms or conditions of any Reinsured Policy or the Existing Quota Share Agreement that are required by Applicable Law or any Governmental Authority on or after the Effective Time, or which occur pursuant to Retrocessionaire's consent consistent with Section 10.4.

2.4 Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the Existing Quota Share Agreement.

2.5 Exclusions. Notwithstanding any provision of this Agreement to the contrary, Covered Losses and the reinsurance under this Agreement shall not include:

(a) Any sum paid prior to the Effective Time in settlement or payment of any obligation arising from any of the Reinsured Policies or the Existing Quota Share Agreement;

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(b) Any sum paid after the Effective Time in satisfaction of a liability due but unpaid with respect to periods ending prior to the Effective Time, including liabilities for Claims, commissions, asset management fees, brokerage expenses and similar amounts;

(c) Unallocated loss adjustment expenses, including overhead and office expenses and salaries, benefits and other expenses not specifically allocated to a Claim made under a Reinsured Policy or the Existing Quota Share Agreement; and

(d) (i) Any Transfer Taxes paid or payable by Maiden Re in connection with the transactions contemplated by this Agreement or the Master Agreement or (ii) any other Taxes imposed on or payable by Maiden Re other than those Taxes that are a liability or obligation of Maiden Re pursuant to the express terms of the Existing Quota Share Agreement (collectively, (a)-(d), "Excluded Liabilities").

ARTICLE III

REINSURANCE CONSIDERATION

3.1 Retrocession Premium.

(a) Maiden Re has prepared and delivered to the Retrocessionaire a Closing Statement in accordance with the Master Agreement setting forth Maiden Re's good faith calculation of the Retrocession Premium and Retrocession Premium Interest Amount. The Retrocession Premium shall be paid to the Retrocessionaire within ten (10) Business Days of the date hereof on behalf of Maiden Re by Technology as provided in the Master Collateral Agreement. The Retrocession Premium Interest Amount shall be paid by Maiden Re by wire transfer of immediately available funds to an account designated in writing by Retrocessionaire on the same date that the Retrocession Premium is paid. The payment in full of Retrocession Premium and Retrocession Premium Interest Amount are conditions precedent to the inception of the obligations of the Retrocessionaire under this Agreement.

(b) As additional consideration for the reinsurance provided herein, when calculating the Ultimate Net Loss, Maiden Re shall apply for the benefit of the Retrocessionaire, one hundred percent (100%) of (i) any Recoverables actually received or collected with respect to Covered Losses by or on behalf of Maiden Re, AII or the Original Cedents on or after the Effective Time and (ii) Third Party Reinsurance Recoverables with respect to Covered Losses.

ARTICLE IV

ADMINISTRATION AND CLAIM OVERSIGHT

4.1 Administration.

(a) The Underlying Business will continue to be administered by the Original Cedents, AII and/or Maiden Re, as applicable. Subject to Section 4.1(b), Maiden Re shall

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administer or use its commercially reasonable efforts to cause to be administered the Underlying Business (i) in good faith, (ii) in compliance with Applicable Law, (iii) consistent with sound and historic practices consistently applied, and (iv) with no less skill, di ligence and resources as have been applied by Maiden Re prior to the Effective Time. In the event Maiden Re determines to use or caused to be used any th ird party administrator or third party adjuster to administer all or any portion of the Underlying Business, Maiden Re hereby grants to Retrocessionaire or an Affiliate thereof a right of first refusal to administer such business. To the extent that the Retrocessionaire or one of its Affiliates is administering the Underlying Business as contemplated by the immediately preceding sentence or pursuant to Section 4.1 (b). (i) Maiden Re shall not be responsible for the Underlying Business being administered pursuant to the standards contemplated by this Section 4.1 (a) and (i i) the Retrocessionaire shall administer the Underlying Business consistent with the standards contemplated by this Section 4.1 (a). (b) During the duration of this Agreement, and provided that the Retrocessionaire is 1101 in breach of its obligations under th is Agreement or the Master Collateral Agreement (unless such breach has been fully cured): (i) Maiden Re shall consult and cooperate with tl1e Retrocessionaire in good faitl1 regarding all Claims related matters; and (ii) for any Claim involving an expected Ulti mate Net Loss in excess of$250,000, to the extent the Rctrocessionairc's position with respect to such Claim differs from Maiden Re 's position, at the request of the Retrocessionaire, Maiden Re shall promptly forward the Retrocessionaire's written explanation of such differi ng position to All. Notwithstanding the immediately preceding sentence, the Retrocessionaire acknowledges and agrees that the Retrocessionaire's rights as contemplated by this Section 4. Hb} are in no case broader than the respective rights of Maiden Re under the express terms and conditions of the Existing Quota Share Agreement. Maiden Re shall facilitate access by the Retrocessionairc, its Affiliates and their Representatives to all online reporting and monitoring systems used by Maiden Re with respect to the Underlying Business and, to the extent pennitted by All, shall grant the Retrocessionaire direct rights 10 use such systems. (c) Maiden Re hereby irrevocably appoints the Retrocessionaire and each Affiliate thereof designated by the Retrocessionaire, and the Retrocessionaire on behalf of itself and such Affiliates, hereby accepts such appointment, to exercise all authority conferred upon and to pe1form all obligations of Maiden Re under the Existing Quota Share Agreement, in the name of and on behalf of Maiden Re following an Administrative Triggering Event. In order to assist the Retrocessionaire and its designees in the exercise of authority granted and the performance of all obligations imposed under this Section 4. 1( c}. following an Administrative Triggering Event, Maiden Re hereby irrevocably nominates and appoints the Retrocessionai1·e and its designees, in the name of and on behalf of Maiden Re, as its attorney in fact with respect to the rights, duties, privileges and obligations, provided in and contemplated under the Existing Quota Share Agreement, with full power and authority to act in the name, place and stead of Maiden Re wi th respect thereto, including the power, without reservation, to inspect and examine all Books and Records of the Original Cedents and All, as applicable, and take such other and further action as may be necessary or desirable to effect the transactions contemplated by this Agreement, in each case to the extent required or pem1itted by Maiden Re under the Existing 9

Quota Share Agreement. Each Party shall use its commercially reasonable efforts to cooperate with the other Party as reasonably requested by such other Party in connection with the transfer from Maiden Re to the Retrocessionaire of the authority and obligations set forth in this Section 4.1(c) in accordance with the terms of this Agreement, and take such further actions and execute such further documents and agreements as may be necessary to carry out this Section 4.1(c). Following an Administrative Triggering Event, and provided that Maiden Re is not in breach of its obligations under this Agreement or the Master Collateral Agreement (unless such breach has been fully cured), the Retrocessionaire shall consult and cooperate with Maiden Re in good faith regarding the Retrocessionaire's exercise of its rights under this Section 4.1(c).

(d) In the event Maiden Re breaches its obligations under this Section 4.1 or unreasonably fails to follow the advice or direction of the Retrocessionaire or its designees with respect to the Underlying Business, all Damages resulting from such failure shall be excluded from Ultimate Net Loss, provided that no such Damages shall be deducted from the Ultimate Net Loss unless Retrocessionaire has first provided Maiden Re with written notice of its intent to apply such deduction and negotiated with Maiden Re in good faith for thirty (30) days after delivering such notice to try to resolve the matter. Also, nothing herein shall be construed to allow Retrocessionaire such an exclusion from Ultimate Net Loss for any Damages attributable to (i) AII disagreeing with or not following Maiden Re's position with respect to any matters under Existing Quota Share Agreement, or (ii) any acts or omissions of a Person who is a director, officer, employee, agent, successor or permitted assign of the Retrocessionaire or any of its Affiliates, Representatives or agents.

4.2 Reports and Settlements.

(a) From and after the date hereof, Maiden Re shall deliver to the Retrocessionaire, within thirty (30) calendar days after the end of each calendar quarter, a report (each a "Quarterly Report") with respect to the Subject Business, containing the information reasonably required by the Retrocessionaire. The first such Quarterly Report shall be with respect to the period between the Effective Time through the end of the first such calendar quarter after the Execution Date. Maiden Re shall provide to the Retrocessionaire such other periodic accounting and other reports with respect to the Subject Business as the Retrocessionaire may reasonably require. Maiden Re's obligations to provide information and reports to Retrocessionaire are contingent on Maiden Re receiving all necessary information and reports from AII and Original Cedents, as applicable.

(b) From and after the date hereof, Maiden Re shall provide to the Retrocessionaire copies of all accounting reports received by Maiden Re from AII pursuant to the Existing Quota Share Agreement, within two (2) Business Days of receipt of such reports. All undisputed amounts as shown thereon as due from Maiden Re (but only with respect to Covered Losses reinsured hereunder) shall be settled by the direct payment by the Retrocessionaire to AII of such amounts (but only with respect to Covered Losses reinsured hereunder) within the due date specified in the Existing Quota Share Agreement (including in the event of insolvency of Maiden Re); provided however that nothing in this provision shall limit in

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anyway Maiden Re's ability to dispute amounts shown thereon as due from Maiden Re to AII both prior to and after such payment. Notwithstanding anything to the contrary set forth herein, any payments by the Retrocessionaire to AII of amounts due to Maiden Re under this Agreement shall, to the extent such payments are received by AII, satisfy Retrocessionaire's obligations to pay Maiden Re such amounts.

(c) Notwithstanding anything to the contrary in Section 4.1(b), the Parties agree that Commuted Covered Losses shall count towards the Retention as and when such losses are paid or settled by AII or its Affiliates, and to the extent any Commuted Covered Losses are paid or settled by AII or its Affiliates after the Retention has been reached, the Retrocessionaire shall pay the amount of any such Commuted Covered Losses directly to Maiden Re and not AII. For the avoidance of doubt, Commuted Covered Losses shall not exceed $312,785,677, and all Commuted Covered Losses paid by the Retrocessionaire shall count towards the Aggregate Limit.

ARTICLE V

BOOKS AND RECORDS

5.1 Access to Books and Records.

(a) From time to time Maiden Re shall: (i) allow the Retrocessionaire and its designees, upon reasonable notice and during normal business hours and subject to the rules applicable to visitors at Maiden Re's offices, generally, the right to examine and make copies, at the Retrocessionaire's expense, of any Books and Records of Maiden Re and (ii) allow the Retrocessionaire and its designees to interview Representatives of Maiden Re, in each case, for any reasonable purpose relating to this Agreement, including the Reinsured Policies and Covered Losses, and in connection with the Retrocessionaire's preparation of regulatory and statutory filings (excluding, for the avoidance of doubt, Tax Returns) and financial statements. Access to Maiden Re's Representatives and Books and Records and other information shall not unreasonably interfere with the business operations of Maiden Re or its Affiliates.

(b) Notwithstanding any other provision of this Agreement to the contrary, Maiden Re shall not be obligated to provide such access to any Books and Records or other information if Maiden Re determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third-party, jeopardize the protection of an attorney-client privilege, or expose Maiden Re to liability for disclosure of sensitive or personal information.

ARTICLE VI

DURATION AND TERMINATION

6.1 Duration and Termination. This Agreement shall commence as of the Effective Time and continue in force until the earlier of the date on which (a) Retrocessionaire

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has paid aggregate Ultimate Net Losses equal to the Aggregate Limit; (b) Maiden Re's liability under all of the Reinsured Policies for Covered Losses is terminated or extinguished and all amounts due to Maiden Re under this Agreement with respect to such Reinsured Policies are paid, or (c) this Agreement is terminated by the mutual written consent of the Parties. In the event this Agreement is terminated in accordance with Section 6.1(a) or Section 6.1(b), Maiden shall, in accordance with the Master Collateral Agreement, use its best efforts to cause any Letter of Credit posted by the Retrocessionaire pursuant to the Master Collateral Agreement to be promptly terminated and be returned to the Retrocessionaire for cancellation and all other collateral posted by the Retrocessionaire pursuant to the Master Collateral Agreement to be promptly returned to or payable to the Retrocessionaire in accordance with the Master Collateral Agreement. Also, 100% of any Recoverables and Third Party Reinsurance Recoverables allocable to the Subject Business that should have been reflected in the calculation of Ultimate Net Loss paid by the Retrocessionaire but were not so reflected as of the termination date of this Agreement shall be payable to the Retrocessionaire when collected. All provisions hereof relating to collection or application of such Recoverables and Third Party Reinsurance Recoverables shall survive termination.

6.2 Effect of Termination. Notwithstanding the other provisions of this ARTICLE VI, the terms and conditions of ARTICLE I, ARTICLE VI and ARTICLE XII shall remain in full force and effect after the termination of this Agreement.

ARTICLE VII

INSOLVENCY

7.1 Insolvency of Maiden Re.

(a) The Retrocessionaire hereby agrees that in the event of the insolvency, liquidation or rehabilitation of Maiden Re or the appointment of a conservator, liquidator, receiver or statutory successor of Maiden Re, all amounts due to Maiden Re under this Agreement shall be payable by the Retrocessionaire to Maiden Re or any conservator, liquidator, receiver or statutory successor of Maiden Re on the basis of the claims allowed against Maiden Re by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of Maiden Re having authority to allow such claims, without diminution because of that insolvency, liquidation, rehabilitation or appointment, or because the conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims. Payments by the Retrocessionaire as set forth in this Section 7.1 shall be made directly to Maiden Re or to its conservator, liquidator, receiver, or statutory successor, except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of Maiden Re. Under no circumstances shall the Retrocessionaire's liability hereunder be accelerated or enlarged by the insolvency of Maiden Re.

(b) It is agreed and understood, however, that in the event of the insolvency of Maiden Re, the conservator, liquidator, receiver or statutory successor of Maiden Re shall give written notice to the Retrocessionaire of the pendency of a claim against Maiden Re for a

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Covered Loss within a reasonable period of time after such claim is filed in the insolvency, liquidation or rehabilitation proceedings and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Maiden Re or its conservator, liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against Maiden Re as part of the expense of any conservation, liquidation, receivership or similar proceeding to the extent of a proportionate share of the benefit that may accrue to Maiden Re solely as a result of the defense undertaken by the Retrocessionaire. ARTICLE Vlll SECURITY 8.1 Security. T he Retrocessionaire's obligations under this Agreement to Maiden Re shall be secured by the collateral posted under the Master Collateral Agreement. The Retrocessionaire and Maiden Re intend that all such security is intended to satisfy certain of Maiden Re 's corresponding obligations 10 provide security to All or Technology. ARTICLE IX SALVAGE AND SUBROGATION 9. 1 Salvage and Subrogation. The Retrocessionaire shall be subrogated to all rights of Maiden Re against any Person or other entity who may be legally responsible in damages constituting Covered Losses for which the Retrocessionaire shall actually pay, or become liable to pay, on or after the Effective Time {but only to the extent of the amount of payment by the Retrocessionaire). 9.2 Expenses. In determining the amount of salvage or subrogation, there shall first be deducted from any amount recovered the out-of-pocket expenses incurred by Maiden Re in effecting the recovery (including all court, arbitration, mediation or other dispute resolution costs, attorneys' fees and expenses but excluding overhead, salaries and expenses of officers and employees of Maiden Re and similar internal costs), except to tbe extent otherwise paid or reimbursed by tbe Retrocessionaire hereunder. All amounts recovered i11 connection with salvage and subrogation net of expenses pursuant to this Section 9.2 shall be referred to as "Reeoverables." For the avoidance of doubt, Reeoverables shall not include Third Party Reinsurance Recoverables. ERRORS AND OMISSIONS; REGULA TORY MA TIERS; COVENANTS J0 .1 Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided 13 that such error or omission is rectified as soon as possible after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of any Patty to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified after discovery, both Parties shall be restored as closely as possible to the positions they would have occupied if no en-or or oversight had occun-ed. I 0.2 Cooperation. Maiden Re and the Retrocessionaire shall cooperate with each other in order to accomplish the objectives of this Agreement by fw·nishing any additional infonnation and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other Party to further perfect or evidence the consmnmation of, or otherwise implement, any transaction contemplated by this Agreement or any Transaction Agreement, or to a id in the preparation of any regulatory fi ling or financial statement provided, however, that any such additional documents must be reasonably satisfactory to each of the Pa1iies and not impose upon either Pa1iy any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Transaction Agreements to which it is a party. 10.3 Regulat01y Matters. (a) If Maiden Re and the Retrocessionaire receives notice of, or otherwise becomes aware of any written inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to the Existing Quota Share Agreement, the Reinsured Policies, the reinsurance provided hereunder or any Transaction Agreement, Maiden Re and the Retrocessionaire, as applicable, shall promptly notify the other Party thereof to the extent pennitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties' respective interests in the matter at issue. (b) At all times during the term of this Agreement, each of Maiden Re and the Retrocessionai.re, respectively agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perfonn its respective obligations under this Agreement and the Transaction Agreements and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations. I 0.4 Existing Agreements. Maiden Re shall not commute, amend or waive the terms of the Existing Quota Share Agreement or consent to the commutation, amendment or waiver of any Third Party Reinsurance Agreement or Reinsured Policy, as applicable, without the prior written consent of the Retrocessionaire, except (i) as required by Applicable Law, (ii) as requixed by a Governmental Authority, or (iii) in the case of any amendments to the Existing Quota Share Agreement relating solely to the form of collateral provided by Maiden Re for risks that fall below the Retention or above the Aggregate Limit. 14

10.5 Reinsurance of Reinsured Policies. Other than existing inuring reinsurance under the Third Party Reinsurance Agreements, Maiden Re shall not reinsure all or any portion of its risk below the Retention without the Retrocessionaire's consent, and Maiden Re will provide the Retroccssionairc or any Affiliate thereof a right of first refusal with respect to any reinsurance Maiden Re seeks to acquire for all or any portion of its risk above the Aggregate Limi t. ARTICLE XI INDEMNIFICATION 11. 1 The Retrocessionaire's Obligation to lndemnifv. The Retrocessionaire shall indemnify, defend and hold Maiden Re and its Affiliates and each of their respective directors, officers, employees, agents, successors and permitted assigns harmless from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys' fees and expenses) and damages ("Damages") actually incurred by Maiden Re to the extent arising from (a) any breach of the covenants or obligations of the Retrocessionaire contained in th is Agreement or the Master Collateral Agreement and (b) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Retrocessionai.re to indemnify Maiden Re to the extent any Damages are attributable to any acts or omissions of a Person who is a director, officer, employee, agent, successor or permitted assign of Maiden Re or any of its Affiliates, Representatives or agents, unless such Person is acting at the express written direction or written request of the Retrocessionaire ( or any of its Affiliates, Representatives or agents). Damages shall not include punitive, exemplary and consequential damages. 11.2 Maiden Re's Obligation to Indemnify. Maiden Re shall indemnify, defend and hold the Retroeessionaire and its Afliliates and each of their respective di rectors, officers, employees, agents, successors and permitted assigns harmless from and against any and all Damages actually incurred by the Retrocessionaire to the extent arising from (a) any breach of the covenants or obligations of Maiden Re contained in this Agreement or the Master Collateral Agreement, (b) the Excluded Liabilities, and (c) any successful enforcement of this indemnity. Nothing herein shall be construed to require Maiden Re to indemnify the Retroeessionaire to the extent any Damages are attributable to any acts or omissions of a Person who is a director, officer, employee, agent, successor or permitted assign of the Retrocessionaire or any of its Affiliates, Representatives or agents, unless such Person is acting at the express written di rection or written request of Maiden Re ( or any of its Affiliates, Representatives or agents). Damages shall not include punitive, exemplary and consequential damages. ARTICLE XII MISCELLANEOUS PROVISIONS 12.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail , postage prepaid, or sent by a 15 standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

If to Maiden Re:

Maiden Reinsurance Ltd.
Ideation House
94 Pitts Bay Road
Pembroke HM08
Bermuda
Attention: Denis Butkovic
Email: DButkovic@maidenre.com

with copies (which shall not constitute notice) to:

Locke Lord LLP
20 Church Street, 20th Floor
Hartford, CT 06103
Attention: Alan J. Levin
Email: alan.levin@lockelord.com

If to the Retrocessionaire:

Cavello Bay Reinsurance Limited
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, HM11
Bermuda
Attention: Paul J. O'Shea
Email: Paul.OShea@enstargroup.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
1735 Market Street, Suite 2300
Philadelphia, PA 19103
Attention: Robert C. Juelke
Email: Bob.Juelke@hoganlovells.com

Each Party may change its notice provisions on fifteen (15) calendar days' advance notice in writing to the other Party.

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12.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties wi th respect to the subject matter hereof and thereof. In the event of any connict between this Agreement and the Master Agreement with respect to the subject matter hereof, the provisions of this Agreement shall control. 12.3 Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties hereto, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or pa1tial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party 10 insist on compliance with any obligation contained in this Agreement or 10 exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Pa1ty from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. 12.4 Successors and Assigns. The rights and obligations of the Partie,s under this Agreement shall not be subject to assignment without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be invalid ab initio and void. The terms of this Agreement shall be binding upon, inure LO the benefit of and be enforceable by and against the successors and permitted assigns of the Parties. Notwithstanding the foregoing, the Retrocessionaire shall have the right to reinsure or otherwise share the losses reinsured hereunder, provided that in no way shall such reinsurance or other sharing of losses lessen or in any way diminish the Rctrocessionairc's obligations to Maiden Re hereunder. 12.5 Headings. The headings and table of contents of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. 12.6 Governing Law; Specific Performance. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such state's princip les of conflict of laws that could compel the application of the laws of another jurisdiction. (b) Notwithstanding any other provision to the contrary herein, each Party acknowledges that the breach of certain obligations may cause irreparable injury and damages, which may be d ifficult to ascertain. Without regard lo paragraph (a) above, each Party immediately sball be entitled to seek inj unctive reliefwitb respect to such breaches by the other Party and without the requirement of posting a bond. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity. 17

12.7 Service of Suit. (a) In the event of the fai lure of Maiden Re to perform its obligations hereunder, Maiden Re, at the request of the Retrocessionaire, shall submit to the jurisdiction of a court of competent j urisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of Ma iden Re's rights to commence an action in any court of competent j urisdiction in the State of New York, to remove an action to a United States District Court for the Southern District of New York. Maiden Re, once the appropriate court is selected, whether such court is the one originally chosen by the Retrocessionaire and accepted by Maiden Re or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against Maiden Re upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal. (b) Unless Maiden Re designates a different party in writing, service of process in such suit may be made upon CT Corporation System, 28 Liberty Street, New York, New York 10005, which is hereby authorized and directed to accept service of process on behalf of Maiden Re in any such suit. (c) In the event of the fai lure of the Retrocessionaire to perform its obligations hereunder, the Retrocessionaire, at the request of Maiden Re, shall submit to the j urisdiction of a court of competent j urisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Retrocessionaire's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Retrocessionaire, once the appropriate court is selected, whether such court is the one originally chosen by Maiden Re and accepted by the Retrocessionaire or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court j urisdiction and, in any suit instituted against the Retrocessionaire upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal. (d) Unless the Retrocessionaire designates a different party in writing, service of process in such suit may be made upon CT Corporation System, 28 Liberty Street, 42nd Floor, New York, NY I 0005, which is hereby authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit. 12.8 No Third Party Beneficiaries. Except for the Persons indemnified pursuant to Article XI of this Agreement that are not Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or i.n respect of this Agreement or any provision contained herein. 12.9 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties 18 notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

12.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.

12.11 Offset. Each Party may offset any amount due to the other Party or any of such other Party's Affiliates under this Agreement or the Master Collateral Agreement against any amounts owed or alleged to be owed from such other Party or its Affiliates under this Agreement or the Master Collateral Agreement; provided that no Party may offset any amount due to the other Party hereto or any of such other Party's Affiliates under this Agreement or the Master Collateral Agreement against any amounts owed or alleged to be owed from such other Party or its Affiliates under any other agreement without the written consent of such other Party.

12.12 Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties. For the purposes of the conversion of payments of Covered Losses, Recoverables and Third Party Reinsurance Recoverables, into United States dollars, the Parties shall use the applicable exchange rate in effect on the date of payment or other date of measurement.

12.13 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, exhibits and schedules are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the exhibits and schedules hereto; (d) references to "$" shall mean United States dollars; (e) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation," unless otherwise specified; (f) the word "or" shall not be exclusive; (g) except as otherwise provided herein, references to "written" or "in writing" include in electronic form; (h) the headings contained in

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this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) a reference to any Person includes such Person's successors and permitted assigns; (j) a reference to an agreement or other document includes amendments or restatements of such agreement or other document; (k) any reference to "days" means calendar days unless Business Days are expressly specified; and (I) when calculating the period of time before wh ich, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. This Agreement shall take precedence over any exhibits or schedules hereto, to the extent of any conflict. 12.14 Conditional Effectiveness. This Agreement is subject to the approval of the Bermuda Monetary Authority. If the Bermuda Monetary fa ils to approve this Agreement within ten (IO) Business Days of the date hereof, this Agreement shall be void and ofno further force or effect. (remainder of page intentionally left blank) 20

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

MAIDEN REINSURANCE LTD.

By: ______________________
Name: PATRICK J. HAVERON
Title: PRESIDENT

CAVELLO BAY REINSURANCE LIMITED

By: ______________________
Name:
Title:

[Signature Page to Adverse Development Cover Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above. MAIDEN RF:INSURANCE LTD. By:. _____________ _ Name: Title: CAVELLO BAY REDISURANCE LIMITED By:J!r&t? N e: Title: [Sign,cure Page lo Adverse Development C:over Agreement)